Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-150987, 333-96539, 333-37848, 333-150978, 333-84403, 333-60339 and, 333-60335) pertaining to the 2008 Incentive Compensation Plan, 1998 Employee Incentive Compensation Plan, Employee Stock Purchase Plan, and collectively the 1995 Stock Option Plan, 1998 Employee Incentive Compensation Plan, 1998 Non-Employee Directors’ Stock Option Plan, the Amended and Restated Option Agreement between Career Education Corporation and John M. Larson, as amended, the Supplemental Option Agreement between Career Education Corporation and John M. Larson, and the Amended and Restated Option Agreement between Career Education Corporation and Robert E. Dowdell, as amended, of Career Education Corporation and Subsidiaries, of our reports dated February 27, 2014 with respect to the consolidated financial statements of Career Education Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Career Education Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Chicago, Illinois

February 27, 2014